    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1999


                                                      REGISTRATION NO. 333-70717
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                            USINTERNETWORKING, INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                            7379                           52-2078325
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                            ------------------------

                                 ONE USI PLAZA
                         ANNAPOLIS, MARYLAND 21401-7478
                                 (410) 897-4400

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             WILLIAM T. PRICE, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                 ONE USI PLAZA
                         ANNAPOLIS, MARYLAND 21401-7478
                                 (410) 897-4400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

          JAMES F. ROGERS, ESQ.                      WILLIAM B. GANNETT, ESQ.
             LATHAM & WATKINS                        CAHILL GORDON & REINDEL
1001 PENNSYLVANIA AVENUE, N.W., SUITE 1300                80 PINE STREET
           WASHINGTON, DC 20004                      NEW YORK, NY 10005-1702
              (202) 637-2200                              (212) 701-3000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Explanatory Note: This Amendment No. 3 to Form S-1 Registration Statement (Registration No. 333-70717) of USINTERNETWORKING, Inc. is being filed solely to include superseding Exhibits to the Registration Statement. Accordingly, Part 1, the form of prospectus, has been omitted from this filing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market Listing Fee.

SEC Registration Fee......................................................  $  23,978
NASD Filing Fee...........................................................      9,125
Nasdaq National Market Listing Fee........................................      *
Transfer Agent Fees.......................................................      *
Accounting Fees and Expenses..............................................      *
Legal Fees and Expenses...................................................      *
Printing and Mailing Expenses.............................................      *
Miscellaneous.............................................................      *
                                                                            ---------
    Total.................................................................  $   *

------------------------

*   To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

    Our Certificate provides that one of our officers or directors will not be personally liable to us or our stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. The Certificate also generally provides that we will indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such Proceeding. An officer or director shall not be entitled to indemnification from us if (i) the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, or (ii) with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

    Our Bylaws provide that we will indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was our director or officer, and may indemnify any of our employees or agents in those circumstances, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any person who shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to our best interests or who had reasonable cause to believe that his or her conduct was unlawful. Indemnification must be provided to any of our directors, officers, employees or agents to the extent the person succeeded, on the merits or otherwise, in defense of any action or claim described above. Any indemnification under this provision of the Bylaws, unless required under the Bylaws or ordered by a court, can be made only as authorized in each specific case upon a determination by a majority of disinterested directors or by independent legal counsel or by the shareholders that such indemnification is appropriate under the standard set forth in the preceding sentence.

    The underwriting agreement to be filed as Exhibit 1.1 to the Registration Statement provides for indemnification by the underwriters of USI and its directors and certain officers, and by USI of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order is information regarding all securities sold and employee stock options granted by the Registrant since January 14, 1998. Further included is the consideration, if any, received by the Registrant for such securities, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), and the rules of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act. None of these securities were registered under the Securities Act. Except as described below, no sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities.

1. At various times during the period from January 1998 through January 5, 1999, we have granted to employees and directors options to purchase an aggregate of 13,458,000 shares of Common Stock with an exercise price of $0.33. The issuance of these securities were not registered under the Securities Act in reliance upon Rule 701 of the rules promulgated under the Securities Act.

2. On February 13, 1998, we issued 100 shares of Common Stock to Christopher R. McCleary.

3.  On May 13, 1998, we issued 15,750,000 shares of Common Stock to Christopher
    R. McCleary, Stephen E. McManus, Andrew A. Stern and Christopher Poelma at par value. The purchase price for the Common Stock was paid with cash and notes payable to the Company.

4. On May 13, 1998, we issued 38,333.33 shares of Series A Preferred Stock for an aggregate purchase price of $23 million to the Initial Series A Investors. The purchase price for such shares was paid in cash at the time of the issuance. We simultaneously issued 1,666.67 shares of Series A Preferred Stock for an aggregate purchase price of $1 million to Christopher
    R. McCleary. The purchase price for such shares was paid by the forgiveness by Mr. McCleary of $1 million of debt that we owed him.

5. On June 18, 1998, we issued 5,000 shares of Series A Preferred Stock for an aggregate purchase price of $3 million to certain of the Initial Series A Purchasers. We simultaneously issued 5,833.33 shares of Series A Preferred Stock for $3.5 million to U S WEST. The purchase price for such shares was paid in cash at the time of issuance.

6. On June 19, 1998, we issued 3,000 shares of Series A Preferred Stock for an aggregate purchase price of $1.6 million to HAGC Partners, Chris Horgan (who later transferred his interest to his affiliate, Southeastern Technology Fund, L.P.) and the Account Management Purchasers. The purchase price for such shares was paid in cash at the time of issuance. We simultaneously issued 1,166.67 shares of Series A Preferred Stock for a purchase price of $700,002 to USI Partners. The purchase price for such shares was paid in cash at the time of issuance.

7. On September 8, 1998, we issued convertible promissory notes in the aggregate amount of $9,095,000, together with warrants to purchase 7,795,722 shares of Common Stock for $.01 per share, to certain of the existing holders of the Series A Preferred Stock. The purchase price for such notes and warrants was paid in cash at the time of issuance.

8. On December 16, 1998, we issued convertible promissory notes in the aggregate amount of $8 million to certain of the existing holders of the Series A Preferred Stock. The purchase price for such notes was paid in cash at the time of issuance.

9. On December 24, 1998, we issued convertible promissory notes in the amount of $5 million to U S WEST. The purchase price for such notes was paid in cash at the time of issuance.

10. On December 31, 1998, we issued 59,278.56 shares of Series B Preferred Stock for an aggregate purchase price of $62,242,500 to certain holders of the convertible promissory notes described above, certain holders of Series A Preferred Stock, and a number of new investors. The purchase price for such shares was paid in cash and/or by conversion of certain outstanding convertible promissory notes at the time of issuance.

    All of the shares of preferred stock described in paragraphs 3 through 10 above are being exchanged for shares of Common Stock prior to completion of this offering. The issuances of the securities above were made in reliance on on or more exemptions from registration under the Securities Act, including those provided by Section 4(2) and Rule 701 thereunder. The purchasers of these securities represented that they had adequate access, through their employment with us or otherwise, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


 EXHIBIT
   NO.                                                    DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    1.1*   Form of Underwriting Agreement
    3.1+   Amended and Restated Certificate of Incorporation of the Registrant
    3.2*   Form of Second Restated Certificate of Incorporation of the Registrant
    3.3+   Bylaws of the Registrant
    4.1*   Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant
    5.1*   Opinion of Latham & Watkins with respect to the validity of the securities being offered.
   10.1+   Stock Purchase Agreement between USI and the Initial Series A Purchasers dated May 13, 1998
10.2Section Stock Purchase Agreement between USI and certain of the Initial Series A Purchasers dated June 18, 1998
   10.3+   Stock Purchase Agreement between USI and U S WEST dated June 18, 1998
10.4Section Stock Purchase Agreement between USI and the Account Management Purchasers dated June 19, 1998
   10.5+   Stock Purchase Agreement between USI and HAGC Partners dated June 19, 1998
   10.6+   Stock Purchase Agreement between USI and Chris Horgen dated June 19, 1998
   10.7+   Stock Purchase Agreement between USI and USI Partners, Ltd. dated June 19, 1998
10.8Section Stock Purchase Agreement among USI, IIT Holding, Inc., Luis Sebastian Alegrett, Michael Mai, Carlos E.
           Bravo, and Vicente Perez de Tudela dated August 28, 1998
   10.9*   Amended and Restated Stock Purchase Agreement among USI, Advanced Communication Resources, Inc., Matthew
           D. Kanter, The Benjamin Kanter 1997 QSST Trust, The Ronald Kanter 1997 QSST Trust and David S. Walden
           dated October 2, 1998
   10.10*  Stock Purchase Agreement between USI and certain other parties dated December 31, 1998
   10.11*  Amended and Restated Stockholders Agreement between USI and certain other parties dated December 31, 1998
   10.12*  Employment Agreement between USI and Christopher R. McCleary dated May 29, 1998
   10.13*  Employment Agreement between USI and Stephen E. McManus dated June 2, 1998
   10.14*  Employment Agreement between USI and Andrew A. Stern dated July 27, 1998
   10.15*  Employment Agreement between USI and Jeffrey L. McKnight dated December 15, 1998
  10.16+#  Outsource Alliance Agreement between USI and PeopleSoft USA, Inc. dated September 28, 1998
  10.17+#  iMAP Agreement between USI and U S WEST, Inc. dated January 15, 1999
  10.18+#  Software License Agreement between USI and Sagent Technology, Inc. dated June 25, 1998
  10.19+#  Software License and Service Agreement between USI and Broadvision, Inc. dated July 22, 1998
   10.20*  Note Purchase Agreement among USI and the Account Management Purchasers dated September 8, 1998
   10.21*  Note Purchase Agreement between USI and Southeastern Technology Fund, L.P. dated September 8, 1998
   10.22*  Note Purchase Agreement among USI and certain other parties dated September 8, 1998
   10.23*  Note Purchase Agreement between USI and U S WEST dated September 8, 1998
   10.24*  Note Purchase Agreement between USI and certain other parties dated December 16, 1998
   10.25*  Note Purchase Agreement between USI and U S WEST dated December 24, 1998
   21.1+   Subsidiaries of the Registrant
   23.1+   Consent of Mahoney Cohen & Company, P.C.
   23.2+   Consent of Bassan & Associates S.C.
   23.3+   Consent of Ernst & Young LLP regarding IIT financial statements
   23.4+   Consent of Ernst & Young LLP regarding USI financial statements
   24.1+   Power of Attorney (included on signature page)
   27.1+   Financial Data Schedule
   99.1+   Report of Independent Auditors


------------------------

    * To be filed by amendment.

    + Previously filed.

    # Confidential treatment requested as to certain portions.


    Section Superseding Exhibit.

    (b) Schedules

    All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Articles of Incorporation, as amended, and By-Laws, as amended, of the Registrant and the laws of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matters have been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, USINTERNETWORKING, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN ANNAPOLIS, MARYLAND ON FEBRUARY 4, 1999.



                                USINTERNETWORKING, INC.

                                By:             /s/ ANDREW A. STERN
                                     -----------------------------------------
                                     Andrew A. Stern
                                     EXECUTIVE VICE PRESIDENT AND
                                     CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


NAME                                           TITLE                                   DATE
---------------------------------------------  --------------------------------------  ----------------------
                      *                        Chairman of the Board and Chief
------------------------------------             Executive Officer                        February 4, 1999
Christopher R. McCleary                          (Principal Executive Officer)

                      *
------------------------------------           President and Director                     February 4, 1999
Stephen E. McManus

             /s/ ANDREW A. STERN               Executive Vice President and Chief
------------------------------------             Financial Officer (Principal             February 4, 1999
Andrew A. Stern                                  Financial and Accounting Officer)

                      *
------------------------------------           Director                                   February 4, 1999
R. Dean Meiszer

                      *
------------------------------------           Director                                   February 4, 1999
Benjamin Diesbach

                      *
------------------------------------           Director                                   February 4, 1999
Ray A. Rothrock

                      *
------------------------------------           Director                                   February 4, 1999
Frank A. Adams

                      *
------------------------------------           Director                                   February 4, 1999
William F. Earthman

NAME                                           TITLE                                   DATE
---------------------------------------------  --------------------------------------  ----------------------
------------------------------------
John H. Wyant                                  Director

------------------------------------
Joseph R. Zell                                 Director

                      *
------------------------------------           Director                                   February 4, 1999
Michael C. Brooks

                      *
------------------------------------           Director                                   February 4, 1999
David J. Poulin



*By:     /s/ ANDREW A. STERN
      -------------------------
           Andrew A. Stern
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                                    DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    1.1*   Form of Underwriting Agreement
    3.1+   Amended and Restated Certificate of Incorporation of the Registrant
    3.2*   Form of Second Restated Certificate of Incorporation of the Registrant
    3.3+   Bylaws of the Registrant
    4.1*   Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant
    5.1*   Opinion of Latham & Watkins with respect to the validity of the securities being offered.
   10.1+   Stock Purchase Agreement between USI and the Initial Series A Purchasers dated May 13, 1998
10.2Section Stock Purchase Agreement between USI and certain of the Initial Series A Purchasers dated June 18, 1998
   10.3+   Stock Purchase Agreement between USI and U S WEST dated June 18, 1998
10.4Section Stock Purchase Agreement between USI and the Account Management Purchasers dated June 19, 1998
   10.5+   Stock Purchase Agreement between USI and HAGC Partners dated June 19, 1998
   10.6+   Stock Purchase Agreement between USI and Chris Horgen dated June 19, 1998
   10.7+   Stock Purchase Agreement between USI and USI Partners, Ltd. dated June 19, 1998
10.8Section Stock Purchase Agreement among USI, IIT Holding, Inc., Luis Sebastian Alegrett, Michael Mai, Carlos E.
           Bravo, and Vicente Perez de Tudela dated August 28, 1998
   10.9*   Amended and Restated Stock Purchase Agreement among USI, Advanced Communication Resources, Inc., Matthew
           D. Kanter, The Benjamin Kanter 1997 QSST Trust, The Ronald Kanter 1997 QSST Trust and David S. Walden
           dated October 2, 1998
   10.10*  Stock Purchase Agreement between USI and certain other parties dated December 31, 1998
   10.11*  Amended and Restated Stockholders Agreement between USI and certain other parties dated December 31, 1998
   10.12*  Employment Agreement between USI and Christopher R. McCleary dated May 29, 1998
   10.13*  Employment Agreement between USI and Stephen E. McManus dated June 2, 1998
   10.14*  Employment Agreement between USI and Andrew A. Stern dated July 27, 1998
   10.15*  Employment Agreement between USI and Jeffrey L. McKnight dated December 15, 1998
  10.16+#  Outsourcer Alliance Agreement between USI and PeopleSoft USA, Inc. dated September 28, 1998
  10.17+#  iMAP Agreement between USI and U S WEST, Inc. dated January 15, 1999
  10.18+#  Software License Agreement between USI and Sagent Technology, Inc. dated June 25, 1998
  10.19+#  Software License and Service Agreement between USI and Broadvision, Inc. dated July 22, 1998
   10.20*  Note Purchase Agreement among USI and the Account Management Purchasers dated September 8, 1998
   10.21*  Note Purchase Agreement between USI and Southeastern Technology Fund, L.P. dated September 8, 1998
   10.22*  Note Purchase Agreement among USI and certain other parties dated September 8, 1998
   10.23*  Note Purchase Agreement between USI and U S WEST dated September 8, 1998
   10.24*  Note Purchase Agreement between USI and certain other parties dated December 16, 1998
   10.25*  Note Purchase Agreement between USI and U S WEST dated December 24, 1998
   21.1+   Subsidiaries of the Registrant
   23.1+   Consent of Mahoney Cohen & Company, P.C.
   23.2+   Consent of Bassan & Associates S.C.
   23.3+   Consent of Ernst & Young LLP regarding IIT financial statements
   23.4+   Consent of Ernst & Young LLP regarding USI financial statements
   24.1+   Power of Attorney (included on signature page)
   27.1+   Financial Data Schedule
   99.1+   Report of Independent Auditors


------------------------

    * To be filed by amendment.

    + Previously filed.

    # Confidential treatment requested as to certain portions.


    Section Superseding Exhibit.